Exhibit 99.1

Oragenics, Inc. Announces Appointment of Michael Sullivan as Chief Financial Officer

For Immediate Release

Tampa, FL (February 2, 2012) – Oragenics, Inc. (OTCBB: ORNI) www.oragenics.com a nutraceutical company focused on oral care probiotics for humans and companion pets (the “Company”), announced the appointment of Michael Sullivan, CPA/MBA as the Company’s Chief Financial Officer effective February 6, 2012. Mr. Sullivan’s will replace former CFO, Mr. Brian Bohunicky, who resigned January 27, 2012, in order to pursue other opportunities.

Most recently, Mr. Sullivan worked as the Group Financial Officer for the Investigative Services and Litigation Consulting Services segment of First Advantage Corporation, a firm specializing in talent acquisition solutions where he streamlined the employee recruitment process. Mr. Sullivan has held senior level financial positions for several publicly and privately held businesses including: Utek Corporation, eANGLER, and HSN Direct International Limited. Mr. Sullivan is a Florida Certified Public Accountant, graduating from Florida State University with a Bachelor of Science in Accounting and a Master of Business Administration.

John N. Bonfiglio, Ph.D., Chief Executive Officer of Oragenics, stated, “ We look forward to having Mike Sullivan join the Oragenics team and support our vision of building a world-class probiotic and nutraceutical company.”

Dr. Frederick Telling, Chairman of Oragenics, added “We appreciate the years of dedicated service provided by Mr. Bohunicky to Oragenics and we wish him the best in his new endeavors.”

About Oragenics, Inc.

Oragenics is a leading nutraceutical company focused on oral care probiotics for humans and companion pets. The Company’s proprietary products Evora and ProBiora3® are currently sold in over 20 countries. In addition, Oragenics has an exciting pipeline of therapeutic products targeting infectious disease.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to our ability to raise additional capital to sustain our operations beyond March 31, 2012 and those set forth in our most recently filed annual report on Form 10-K and quarterly report on Form 10-Q, and other factors detailed from time to time in filings with the U.S. Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

Corporate Contact:	Investor Contact:
Linda Loren	Jennifer K. Zimmons, Ph.D.
Marketing Director	Managing Director
Oragenics, Inc.	Cooper Global Communications, LLC
3000 Bayport Drive, Suite 685	245 Park Ave., 39th Floor
Tampa, Fl. 33607	New York, NY 10176
Tel: 813-527-1020	Tel: 212-209-7360
lloren@oragenics.com	jzimmons@cgc-us.com